NEUBERGER BERMAN INCOME FUNDS
                               INSTITUTIONAL CLASS
                             DISTRIBUTION AGREEMENT

                                   SCHEDULE A

          The Series currently subject to this Agreement are as follows:

          Neuberger Berman Strategic Income Fund








Dated:  June 3, 2003